CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

MUTUAL FUND SERIES TRUST

APPENDIX B

Series of the Trust

Amended as of May 4, 2016

Domestic Fee Schedule A	Domestic Fee Schedule B
AlphaCentric Asset Rotation Fund	AlphaCentric Income Opportunities Fund
Catalyst/Groesbeck Growth of Income Fund	Catalyst Intelligent Alternative Fund
Catalyst/MAP Global Total Return Income Fund	Catalyst Time Value Trading Fund
Catalyst/MAP Global Capital Appreciation Fund	Catalyst Hedged Futures Strategy Fund
Catalyst Dynamic Alpha Fund	Catalyst Insider Buying Fund
Catalyst/CP World Equity Fund	Catalyst Insider Income Fund
Catalyst/CP Focus Large Cap Fund	Catalyst Insider Long/Short Fund
Catalyst/CP Focus Mid Cap Fund	Catalyst Macro Strategy Fund
Day Hagan Tactical Allocation Fund of ETFs	Catalyst Small-Cap Insider Buying Fund
AlphaCentric Bond Rotation Fund	Catalyst Hedged Insider Buying Fund
Catalyst/EquityCompass Share Buyback Fund
Catalyst/Groesbeck Aggressive Growth Fund
Catalyst/Lyons Tactical Core Fund
Catalyst/Lyons Hedged Premium Return Fund
Catalyst/Princeton Floating Rate Income Fund
Catalyst/Princeton Hedged Income Fund
Catalyst/Princeton Credit Opportunity Fund
Catalyst/SMH High Income Fund
Catalyst/SMH Total Return Income Fund
Catalyst Tactical Hedged Futures Strategy Fund
Catalyst/Stone Beach Income Opportunity Fund
Camelot Premium Return Fund
Camelot Excalibur Small Cap Income Fund
Day Hagan Tactical Dividend Fund
Empiric 250 Fund
Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
JAG Large Cap Growth Fund
Catalyst MLP & Infrastructure Fund
Eventide Multi-Asset Income Fund
Catalyst/Auctos Managed Futures Multi-Strategy Fund
Catalyst Hedged Commodity Strategy Fund
Catalyst IPOx Allocation Fund
Catalyst/Millburn Hedge Strategy Fund
AlphaCentric/IMFC Managed Futures Strategy Fund
AlphaCentric Hedged Market Opportunity Fund

Approved by:

Mutual Fund Series Trust	Huntington National Bank

/s/ Jerry Szilagyi	/s/ Kevin Speert

Jerry Szilagyi, Trustee	Kevin Speert, Vice President